EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Overland Storage, Inc. (the “Company”) of our report dated September 13, 2012 relating to the consolidated financial statements of the Company, which report appears in the Company’s Annual Report on Form 10-K for the year ended July 1, 2012 (and expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty) filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Diego, California

November 14, 2012